EMPLOYMENT AND NONCOMPETITION AGREEMENT


                  This EMPLOYMENT AND NONCOMPETITION AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 2002, by and between SHOE CARNIVAL, INC., an Indiana corporation with its principle offices located at 8233 Baumgart Road, Evansville, Indiana (the "Company"), and MARK L. LEMOND, an individual residing at 11631 Bluegrass Rd., Evansville, Indiana (the "Employee").


RECITALS

                  WHEREAS, the Company is one of the leading retailers of family shoes in the United States;

                  WHEREAS, the Company desires to retain the services of the Employee upon the terms and conditions set forth herein; and

                  WHEREAS, the Employee desires to be so employed by the Company, to be eligible for potential compensation increases and potential bonus payments for fiscal year 2002 and later, and to be given access to confidential and proprietary information necessary to perform his job, but which the Company would not make available to him but for his signing and agreeing to abide by the terms of this Agreement as a condition of his continuing employment with the Company; and

                  WHEREAS, the Company and the Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Employee; and

                  WHEREAS, in connection with its business, the Company has expended a substantial amount of time, money, and effort to develop and maintain its confidential, proprietary and trade secret information, and that this information, if misused or disclosed, could be very harmful to Company's business and its competitive position in the marketplace.

                                    AGREEMENT

                  1. Term of Employment. The Company hereby agrees to employ Employee and Employee hereby agrees to be employed by the Company, in accordance with the terms and conditions of this Agreement. This Agreement shall become effective on July 1, 2002, and shall end on June 30, 2006. The term shall be extended automatically for one (1) year on each July 1 ("Anniversary Date") beginning July 1, 2003, unless either party hereto gives written notice to the other party not more than ninety (90) days and not less than thirty (30) days prior to an Anniversary Date, in which case no further automatic extension shall occur and the term of this Agreement shall end four (4) years subsequent to the Anniversary Date immediately following such written notice (such term, including any extension is referred to as the "Term").
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Notwithstanding the foregoing, the Term shall end on the date of Employee's voluntary retirement from the Company.

                  2. Duties. The Employee is engaged by the Company as its President and Chief Executive Officer. Unless otherwise consented to by the Employee, the Employee's positions with the Company shall be as its President and Chief Executive Officer. The Employee shall have all the powers and agrees to perform all of the duties associated with those positions, subject to the direction of the Chairman of the Board and the Board of Directors of the Company, and to the provisions of the Articles of Incorporation and Bylaws of the Company. The Employee shall have general executive charge of the Company with all such powers as may be reasonably incident to such responsibilities; and he shall have such other powers and duties as designated in accordance with the Company's Bylaws and as may be assigned to him from time to time by the Chairman of the Board and the Board of Directors. The Employee shall report directly to the Company's Chairman of the Board and the Board of Directors and any executive committee of the Board. The Company agrees to provide the Employee with such accommodations as are suitable to the character of his positions with the Company and adequate for the performance of his duties.

                  During his employment under this Agreement, the Employee agrees to devote substantially his full time, attention and energies to the Company's business. This Agreement shall not be construed as preventing the Employee from investing assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made. This Agreement shall also not be construed as preventing the Employee from serving as an outside director of up to two other for-profit companies (and such additional companies as the Board of Directors may hereafter approve) or from participating in charitable or other not-for-profit activities as long as such activities do not materially interfere with his work for the Company.

                  3. Compensation of Employee. For all services rendered by the Employee under this Agreement, the Company shall compensate the Employee as follows:

                     3.1 Base Salary. The Base Salary payable to the Employee under this Agreement shall be that amount set forth in the minutes of the Compensation Committee of the Company's Board of Directors dated April 4, 2002 for the period beginning February 3, 2002 and ending February 1, 2003 ("Base Salary"), payable in accordance with the Company's usual payroll procedures, and subject to all taxes, withholdings and deductions as required by law and as the Employee may authorize. The Compensation Committee of the Company's Board of Directors will review the Base Salary on an annual basis during the Term to determine whether the Base Salary should be adjusted upward. Any such upward adjustment shall take effect at the beginning of each fiscal year.
                     3.2 Incentive Bonus. The Employee is entitled to participate in the Company's discretionary incentive bonus program in accordance with the terms contained in the then current Incentive Bonus Plan for his position, as may be amended or modified by the Company from time to time. However, Employee agrees that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company.

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                  4. Additional Compensation, Benefits, and Obligations. During
his employment under this Agreement, Employee is entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to, life insurance, health and medical, dental and disability plans, and Exec-U-Care) and other employee benefit plans, including but not limited to, qualified pension plans, stock purchase plans, and nonqualified deferred compensation plans, established by the Company from time to time; provided, however, the Employee's participation in such plans is subject to the eligibility requirements and other terms of such plans. The Company may change, amend or discontinue any of its employee welfare and health benefit plans at any time during the Term, and nothing in this Agreement shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any such plans or programs.

                  5. Termination of Employment. Employee's employment may be terminated as follows:

                     5.1 Termination Due to Death. If the Employee dies during the Term, this Agreement shall terminate as of the date of the Employee's death and the Employee's benefits shall be determined in accordance with the survivor's benefits, insurance and other applicable programs of the Company then in effect. Within fifteen (15) days of the Employee's death, the Company shall pay the Employee's designee or his estate (a) that portion of his Base Salary which shall have been earned through the termination date and (b) a bonus in an amount determined by multiplying the bonus earned by the Employee with respect to the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365.

                     5.2 Termination Due to Disability. If the Employee suffers a Disability (as defined in Section 6.2) during the Term, the Company shall have the right to terminate this Agreement by giving the Employee Notice of Termination to which has attached to it a copy of the medical opinion that forms the basis of the determination of Disability. The Employee's employment shall terminate at the close of business on the last day of the Notice Period (as defined in Section 6.6).

                         Upon the termination of this Agreement because of Disability, the Company shall pay the Employee within fifteen (15) business days of the termination date (a) that portion of his Base Salary, at the rate then in effect as provided, which shall have been earned through the termination date and (b) a bonus in an amount determined by multiplying the bonus earned by the Employee with respect to the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365. The Employee shall also be entitled to receive any applicable disability insurance benefits resulting from any insurance or other employee benefit programs of the Company.

                     5.3 Termination by the Company for "Cause" or by the Employee Without "Good Reason." At any time during the Term, the Company may terminate this Agreement for "Cause" as defined in Section

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         6.1 by giving the Employee a Notice of Termination, which has attached to it copies of the Board determination that forms the basis of the Company's action. The Employee's employment shall terminate at the close of business on the last day of the Notice Period.

                         At any time during the Term, the Employee may terminate this Agreement without "Good Reason" as defined in Section 6.3 hereof by giving the Board of Directors of the Company a Notice of Termination. The Employee's employment by the Company shall terminate at the close of business on the last day of the Notice Period.

                         Within fifteen (15) business days after such termination date, the Company shall pay the Employee that portion of his Base Salary, which shall have been earned through the termination date.

                     5.4 Termination by the Company Without "Cause" or by the Employee for Good Reason." At any time during the Term, the Board of Directors of the Company may terminate this Agreement without Cause by giving the Employee a Notice of Termination, and the Employee's employment by the Company shall terminate at the close of business on the last day of the Notice Period.

                         At any time during the Term, the Employee may terminate this Agreement with "Good Reason" by giving the Company a Notice of Termination which describes the actions, events or beliefs that form the basis of the Employee's action. The Employee's employment shall terminate at the close of business on the last day of the Notice Period.

                         Within five (5) business days after such termination date, the Company shall pay to the Employee (a) that portion of his Base Salary which shall have been earned through the termination date
         (b) a bonus in an amount determined by multiplying the bonus earned by the Employee with respect to the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365 and (c) an amount equal to two times the "Salary Continuation Benefit," as defined in Section 6.4. The Company shall also pay to the Employee an amount equal to one-twelfth of the Salary Continuation Benefit on the first day of each of the 24 calendar months following the date of termination. The Company shall also provide the Employee with the "Medical and Dental Benefits," as defined in Section 6.4, for the remainder of the Term. All of Employee's stock options granted after the date of this Agreement shall contain provisions requiring that such options shall automatically vest upon the termination of Employee under this Section 5.4 and all of such options shall be exercisable by Employee during the remainder of the Term. All of Employee's current stock options shall automatically vest upon the termination of Employee under this Section 5.4. Termination of this Agreement for Good Reason, shall not be deemed to be a voluntary termination by Employee for purposes of any stock option plans of the Company.

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                     5.5 Termination by the Employee Upon Retirement. At any
         time during the Term, the Employee may terminate this Agreement by giving the Company a Notice of Termination advising the Company that he intends to voluntarily retire in accordance with the Company's retirement policies on a date specified in the Notice of Termination. The Employee's employment shall terminate on the date specified in the Notice of Termination.

                         Within fifteen (15) business days after such termination date, the Company shall pay the Employee (a) that portion of his Base Salary which shall have been earned through the termination date and (b) a bonus in an amount determined by multiplying the bonus earned by the Employee with respect to the Company's last completed fiscal year by a fraction, the numerator of which is the number of days elapsed in the Company's current fiscal year through the termination date and the denominator of which is 365.

                     5.6 Split-Dollar Life Insurance. During the Term, the Company shall keep in effect the current split-dollar life insurance policy or policies on the life of Employee and his spouse in the face amount of $1,000,000. In the event of the termination of this Agreement pursuant to Section 5.2 or Section 5.4, the Company shall pay to Employee a bonus in the amount of (a) the "Company Investment," as defined in the Split Dollar Agreement and (b) an additional amount sufficient to reimburse Employee for all federal, state and local taxes imposed on the amount in (a) above. Employee shall, upon receipt of the above bonus, immediately reimburse the Company for the Company Investment and the Company shall relinquish all interests in the policy or policies.

                     5.7 Accrued Compensation and Benefits. Notwithstanding any other provision of this Agreement, upon termination of Employee's employment for any reason, Employee shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of the Company's compensation, bonus and benefit plans in which employee is a participant, all in accordance with the terms of such plans. These plans include, without limitation, the Company's 401(k) plan, deferred compensation plan and bonus plans which are earned in a fiscal year, but paid in the following year.

                     5.8 Internal Revenue Code Limits. Should any payments by the Company to or for the benefit of Employee under this Agreement constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the Company shall pay Employee an additional amount of money that will equal the sum of (a) all excise or other taxes imposed upon Employee by Section 4999 of the Code (excluding any penalties or interest) and (b) all additional state and federal taxes, interest and/or penalties attributable to the additional payments made to Employee pursuant to this Section 5. If an excise tax is imposed pursuant to the Internal Revenue Code of 1986, Employee agrees to immediately notify the Company within ten (10) days of the event, in writing, and Employee hereby gives the Company the right to challenge said imposition.

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                     5.9 Payroll Withholdings. The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city, or other taxes or deductions as may be required pursuant to any law or governmental regulation or ruling.

                     5.10 Compliance With Post-Employment Restrictions. If Employee breaches any of the covenants or provisions set forth in Sections 7 and 8 of this Agreement, then in such event the Company shall have the right immediately and permanently to discontinue payment and provision of any of the severance compensation and benefits payable under this Agreement. The Employee and Company acknowledge and agree that such remedy is in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with the Employee's breach or threatened breach of any of the covenants or provisions of this Agreement.

                     5.11 Mitigation or Reduction of Benefits. Employee shall not be required to mitigate the amount of any payments provided for in this Section 5 by seeking other employment or otherwise. Except as specifically set forth herein, the amount of any payment for benefits provided in this Section 5 shall not be reduced by any compensation or benefits or the amount paid to or earned by the Employee as a result of employment by another employer after the Employee's termination date or otherwise.

                     5.12 Release Agreement. As a condition of receiving the severance benefits described in Section 5, Employee will be required to sign a standard release agreement acceptable to the Company in which he releases and waives all claims which he may have against the Company or any affiliate, employee, shareholder, officer, director, agent or representative of the Company (except for his rights under this Agreement or any other vested rights Employee may have under any insurance, pension, employee stock ownership or stock option plans sponsored or made available by the Company). The Company will provide such release agreement to Employee at the termination of Employee's employment with the Company. As part of the release agreement, Employee will be required (a) to agree to cooperate with the Company with respect to any business matters about which he has knowledge, including any litigation or threatened litigation (b) agree not to cooperate with any claimants against the Company unless required by law to do so, (c) agree not to make any negative or derogatory comments about the Company or its executives and (d) affirm his post-termination obligations under this Agreement, including without limitation the obligations set forth in Sections 7 and 8.

                  6.  Definitions.

                      6.1 "Cause" means the occurrence of any one or more of the following events: (a) Employee's conviction for a felony or other crime involving moral turpitude; (b) Employee's willful engaging in illegal conduct or gross misconduct which is injurious to the Company; (c) Employee's willful engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, the Company; (d) Employee's willful failure or refusal to follow the lawful and reasonable instructions of the Company's Chairman of the Board or the Board of Directors if such

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         failure or refusal continues for a period of ten (10) days after the
         Company delivers to Employee a written notice stating the instructions which Employee has failed or refused to follow; (e) Employee's willful material breach of any of his obligations under this Agreement; (f) Employee's material breach of the Company's policies; (g) Employee's use of alcohol or drugs which substantially interferes with the performance of his duties for the Company or which compromises the integrity or reputation of the Company; or (h) Employee's willful engaging in any conduct, which as a result of such conduct, the Company's integrity or reputation is substantially compromised. No act or omission on the part of the Employee shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Company's intention to terminate for Cause, (ii) an opportunity for the Employee, together with his counsel, to be heard before the Board of Directors, and (iii) delivery to the Employee of a Notice of Termination from the Board of Directors finding that in the good faith opinion of a majority of the Board of Directors the Employee was guilty of conduct set forth in one or more of the clauses above and specifying the particulars thereof in detail.

                      6.2 "Disability" means the inability, in the written opinion of a licensed physician chosen by the Board of Directors, of the Employee, because of injury, illness, disease or bodily or mental infirmity to perform a substantial portion of his ordinary duties and that this condition has existed for a least six months and will more probably than not extend for an additional six months into the future.

                      6.3 "Good Reason" means:

                           (a) without the Employee's express written consent
                  and excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee, (i) the assignment to the Employee of any duties inconsistent in any respect with the Employee's position, authority, duties or responsibilities as contemplated by Section 2, (ii) any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, or (iii) any reduction in the Employee's Base Salary or any failure by the Company to comply with any of the provisions of Section 5;

                           (b) any requirement for the Employee to relocate
                  outside of the metropolitan area of his current residence or any relocation of the principal executive office of the Company outside of Evansville, Indiana;

                           (c) any failure of the Company to comply with
                  and satisfy Section 14.1 hereof;

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                           (d) any breach by the Company of any other
                  material provision of this Agreement; or

                           (e) notice from the Company pursuant to Section 1 of
                  this Agreement that the Term shall not be automatically extended, but only if Employee terminates his employment within six month's after the date of such notice.

                      6.4 "Medical and Dental Benefits" refers to the coverage for the Employee and his spouse and dependants under the Company's group medical and dental plan, at no expense to the Employee, as if the Employee had continued as an employee, provided that such continued participation is possible under the terms and provisions of the group medical and dental plan. In the event that participation by the Employee as a former employee, or by his spouse and dependants, in the group medical and dental plan is barred, or if the benefits to the Employee and his spouse and dependants (after taking into account Medicare benefits provided by Title XVIII of the Social Security Act) are reduced to a level below what they were on the date of his termination, or if the Employee elects at any time by notice in writing to the Company, the Company shall arrange to provide the Employee and his spouse and dependants with benefits substantially similar to those which they were receiving under such group medical and dental plan immediately prior to the date of his termination, such benefits to be provided at the Company's expense by means of individual insurance policies, or if such policies cannot be obtained, from the Company's assets. If at any time after termination of his employment, the Employee should accept employment with another employer and if the Employee should become covered under that employer's medical benefit plan, then effective on the date that such coverage commences, the obligation of the Company to provide any medical and dental benefits to the Employee and his spouse and dependants, shall terminate. The medical and dental benefits provided to the Employee and his spouse and dependants after the date of the Employee's termination of employment are intended by the parties to be in lieu of the rights of the Employee to continuation coverage (commonly known as "COBRA") under Section 601 et seq. of the Employee Retirement Income Security Act of 1974 (ERISA), and Section 4908B of the Internal Revenue Code of 1986, as amended (the "Code"), as either of the foregoing statutes may be amended.

                      6.5 "Notice of Termination" means a written notice delivered by one party notifying the other party of the notifying party's intention to terminate the Employee's employment pursuant to this Agreement. A Notice of Termination shall not be effective unless
         (a) it specifies the specific provision of Section 5 which forms the basis of the proposed termination; (b) sets forth a proposed termination date not less than fifteen (15) calendar days from the sending of the Notice of Termination, and (c) otherwise complies with the requirements of this Agreement.

                      6.6 "Notice Period" means the period between the sending of the Notice of Termination and the proposed termination date set forth in such Notice.

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                      6.7 "Salary Continuation Benefit" means an annual amount
         equal to the sum of: (a) the annualized Base Salary of the Employee in effect at the time of termination; plus (b) the largest of the annual bonuses paid to the Employee for the two fiscal years preceding the termination date, or 25% of the Base Salary in effect at the time of termination, whichever is greater.

                  7.  Non-competition.

                      7.1 General. Employee acknowledges that his position with the Company is special, unique and intellectual in character and his position in the Company places him in a position of confidence and trust with employees and customers of the Company. Employee further acknowledges, recognizes, and represents receipt of sufficient consideration for these restraints in the form of the increased Base Salary and other valuable consideration contained herein. The restrictions and obligations contained in this Section 6 shall survive the term of this Agreement.

                      7.2 Non-competition. Employee agrees that during his employment with the Company and for a period of two (2) years immediately after the termination of Employee's employment with the Company, whether such employment is pursuant to this Agreement or is without an agreement, thereafter Employee shall not:

                      7.2.1 Either alone or in concert with others, whether as
                  director, officer, consultant, principal, employee, agent or otherwise, engage in or contribute Employee's knowledge and abilities to any business or entity in competition with the Company ("Competing Business");

                      7.2.2 Be employed by, work for, consult with, or act in
                  any other capacity for, any person or entity that is engaged in any Competing Business if in such employment, work or capacity Employee likely would, because of the nature of his position with, or work for, the competitor and his knowledge of the Company's Confidential Information, inevitably use and/or disclose any of the Company's Confidential Information in his work for or with such competitor;

                      7.2.3 Solicit, recruit, hire, employ or attempt to hire or employ any person who is then or within the preceding thirty
                  (30) day period was, an employee of the Company, or otherwise urge, induce or seek to induce any person to terminate his/her employment with the Company;

                      7.2.4 Solicit, urge, induce or seek to induce any of the
                  Company's independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate their relationship with, or representation of, the Company or to cancel, withdraw, reduce, limit or in any manner modify any such person's or entity's business with or representation of, the Company for whatever purpose or reason;

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                      7.2.5 Take any action intended to harm the Company or its
                  reputation, which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company;

                      7.2.6 The restrictive time periods set forth in this
                  Section 7.2 shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth in this Section 7.2, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions;

                      7.2.7 The restrictive covenants contained in this Section
                  7.2 prohibit Employee from engaging in certain activities directly or indirectly, whether on his own behalf or on behalf of any other person or entity.

                      7.2.8 The covenants and restrictions in this Section 7.2
                  are separate and divisible, and to the extent any covenant, provision or portion of Section 7.2 is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. Should any particular covenant, restriction, provision or portion of Section 7.2 be held unreasonable or unenforceable for any reason, including, without limitation, the time period, geographical area, and/or scope of activity covered by any restrictive covenant, provision or clause, such covenant, provision or clause shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest affect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to the extent reasonable and enforceable under applicable law.

                      7.3 Definition of "Competing Business": The term "Competing Business" shall include, but not be limited to:

                           7.3.1 Any retail business, or any company affiliated
                  with such a business, whether subsidiary, affiliated or a joint venture, which sells footwear at retail to consumers at price points competitive, or likely to be competitive with the Company (including, without limitation, Payless ShoeSource, Inc.; Brown Shoe Company, Inc.; Discount Shoe Warehouse, a division of Value City Department Stores, Inc.; Rack Room
                  (dba); Kohls Corporation; Shoe Station (dba); Shoe City (dba); Shoe Department (dba); Foot Star, Inc.; Finish Line, Inc., and/or any subsidiary or affiliate of any of the aforementioned competitors) within 25 miles of any Company store.

                           7.3.2 Ownership of an investment of less than 5% of
                  any class of equity or debt security of a publicly-held Competing Business shall not constitute ownership or participation in violation of the above.

                      7.4 Acknowledgment Regarding Restrictions. Employee acknowledges and agrees that he understands the restrictions in Section 7; that they are reasonable and enforceable, in view of, among other

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         things, the Employee's position within the Company, the highly competitive nature of the Company's business, and the confidential nature of the information the Employee has been provided. Employee further agrees that the Company would not have adequate protection if Employee were permitted to work for its competitors in violation of the terms of this Agreement since the Company would be unable to verify whether its Confidential Information was being disclosed and/ or misused, and whether Employee was involved in diverting the Company's customers and/or its customer goodwill.

                       7.5 Disclosures Concerning New Employment. Employee agrees that he (a) will immediately, within ten (10) days, notify the Company in writing of his employment, engagement or other affiliation with any other business or entity during the two (2) years immediately following the termination of Employee's employment with the Company and
         (b) will provide a copy of Section 6 and 7 of this Agreement to any prospective employer before accepting employment or other work engagement with any such employer.

                  8.  Confidential or Proprietary Information

                      8.1 Confidentiality. As used in this Agreement, the term "Confidential Information" means any and all of the Company's trade secrets, confidential and proprietary information and all other information and data of the Company that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, the Company's profile of prospective or current vendors or customers, business methods and structure, details of the Company's contracts and business matters, employee compensation, personnel information, marketing strategies and plans, business plans, pricing information and strategies, costs information, and financial data, whether or not reduced to writing or other tangible medium of expression, including work product created by Employee in rendering services to the Company. During his employment with the Company and thereafter, Employee will not use or disclose to others any of the Confidential Information except as authorized in writing by the Company or in the performance of work assigned Employee by the Company. Employee also will abide by the Company's policies protecting the Confidential Information. Employee's confidentiality obligations shall continue as long as the Confidential Information remains confidential, and shall not apply to information which becomes generally known to the public through no fault or action of Employee. Employee agrees that the Company owns the Confidential Information and Employee has no rights, title or interest in any of the Confidential Information. At the Company's request or upon termination of Employee's employment with the Company for any reason, Employee will immediately deliver to the Company all materials (including all copies and electronically stored data) containing any Confidential Information in Employee's possession, custody or control.

                      8.2 Trade Secrets-Developments. All improvements, developments, concepts, and ideas ("Developments") relating to the Company's business, or capable of beneficial use by the Company, including, but not limited to, marketing, confidential and trade secret information, techniques, discoveries, slogans, designs, artwork, and

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         writings, which the Employee has made or will make during his employment with the Company are the sole and exclusive property of the Company without charge to the Company other than the Employee's compensation.

                      8.3 Acknowledgement. Employee agrees that the restrictions set forth in Sections 8.1 and 8.2 are reasonable and necessary to protect the trade secrets, confidential information, intellectual property rights and goodwill of the Company. The restrictions and obligations contained in this Section 8 shall survive the term of this Agreement.

                  9. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 7 or 8, the Company shall be entitled to an injunction restraining Employee from such breach, in addition to all other remedies which the Company shall be entitled to pursue. The Company also shall be entitled to recover from Employee all litigation costs and attorneys' fees incurred by the Company in any action or proceeding relating to enforcement of the provisions of Sections 7 or 8 this Agreement in which the Company prevails. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach, threatened breach, or any breach of this Agreement.

                  10. Survival of Post-Termination Obligations. Employee acknowledges and agrees that his post-termination obligations under this Agreement, including without limitation Employee's non-competition and confidentiality obligations set forth in Sections 7 and 8 of this Agreement, shall survive the termination of Employee's employment with the Company, regardless whether such termination is voluntary or involuntary, or is with or without cause.

                  11. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or the dated mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed, or faxed and confirmed, if addressed to the respective parties as follows;

                  To Employee:              Mark L. Lemond
                                            11631 Bluegrass Rd.
                                            Evansville, Indiana 47725

                  To Company:               Chairman
                                            Shoe Carnival, Inc.
                                            8233 Baumgart Road
                                            Evansville, Indiana 47725

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

                  12. Waiver. The failure or delay of any party at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement shall not affect such party's right to later enforce any such term or provision.

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                  13. Entire Agreement. This Agreement cancels and supersedes all prior negotiations, discussions, commitments and understandings between the parties relating hereto, whether oral or written. This Agreement embodies the entire agreement and understanding between such parties with respect to the matters covered hereby. Neither party shall be bound by any term or condition other than as is expressly set forth herein. This Agreement may not be amended, supplemented or modified except by a written document signed by both Employee and a duly authorized officer of the Company.

                  14. Assignment.

                      14.1 Assignment by Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the capital stock, business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the termination date. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 14.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                      14.2 Assignment by Employee. The services to be provided by the Employee to the Company hereunder are personal to the Employee, and the Employee's duties may not be assigned by the Employee; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees and legatees. If the Employee dies while any amounts payable to the Employee hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, in the absence of such designee, to the Employee's estate.

                  15. Dispute Resolution. Except as otherwise contemplated by Section 9, the Employee agrees that any dispute or controversy arising under or in connection with this Agreement shall be submitted to binding arbitration.

                  Such arbitration proceeding shall be conducted before an arbitrator selected by mutual agreement of the Employee and the Company and shall be governed by the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. If the parties are unable to select an arbitrator by mutual agreement within thirty (30) days, the arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Such arbitration shall take place in Evansville, Indiana. Judgment may be entered on the award of the

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arbitrator in any court having competent jurisdiction; provided, however, that the Employee shall be entitled to seek specific performance of his right to any payments or benefits to be provided until the date of termination of his employment during the pendency of any dispute or controversy arising under or in connection with this Agreement. All of the Employee's costs and expenses of arbitration, including attorney's fees, shall be borne by the Company and paid as incurred, whether or not the Employee prevails in the arbitration.

                  16. Governing Law: Forum Selection. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Indiana, without regard to the conflicts of law rules thereof. Any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court of record in Vanderburgh County, Indiana, or, if necessary because of a federal question mandating jurisdiction in the federal courts is involved, the United States District Court for the Southern District of Indiana, Evansville Division, and the parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise raise questions of personal jurisdiction or venue in any action commenced or maintained in such courts.

                  17. Severability. The parties intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the applicable law. Should any provision of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


SHOE CARNIVAL, INC.: "Company"              MARK L. LEMOND: "Employee"


By: /s/ J. Wayne Weaver                     /s/ Mark L. Lemond
    -------------------                     ------------------

Its: Chairman of the Board of Directors


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